The the Shareholders and Board of Trustees
The Dreyfus/Laurel Funds Trust

We consent to the use of our reports dated February 9, 2001 with respect to The Dreyfus/Laurel Funds Trust (comprised of Dreyfus Premier Limited Term High Income Fund, Dreyfus Premier Core Value Fund and Dreyfus Premier Managed Income
Fund), (the "Funds"), incorporated herein by reference and to the references to our firm under the headings "Financial Highlights" in the Prospectuses and "Counsel and Independent Auditors" in the Statement of Additional Information.


/s/ KPMG LLP

New York, New York
April 23, 2001